          As filed with the Securities and Exchange Commission on April 30, 2012

                                             1933 Act Registration No. 033-70742

                                             1940 Act Registration No. 811-08090
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                   FORM N-1A

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 / /

                      POST-EFFECTIVE AMENDMENT NO.132 /X/

                                      and

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 / /

                             AMENDMENT NO. 134 /X/

                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
               (Exact Name of Registrant as Specified in Charter)

                           Daniel R. Hayes, President
                           1300 South Clinton Street
                           Fort Wayne, Indiana 46802
                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, Including Area Code: (260) 455-2000

                           Jill R. Whitelaw, Esquire
                            Lincoln Financial Group
                           150 N. Radnor-Chester Road
                                Radnor, PA 19087
                    (Name and Address of Agent for Service)

                        Copies of all communications to:

                         Robert A. Robertson, Esquire
                                  Dechert, LLP
                          2010 Main Street, Suite 500
                               Irvine, CA 92614

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note:

This Post-Effective Amendment consists of the following:

 1. Facing Sheet of the Registration Statement

 2. Part C of the Registration Statement (including signature page)

 3. Exhibit 28(d)(3) Sub- Advisory Agreement (BAMCO)

 4. Exhibit 28(d)(4) Sub- Advisory Agreement (BlackRock)

 5. Exhibit 28(d)(5) Sub- Advisory Agreement (Wellington)

 6. Exhibit 28(d)(6) Sub- Advisory Agreement (Cohen & Steers)

 7. Exhibit 28(d)(7) Sub- Advisory Agreement (Columbia)

 8. Exhibit 28(d)(8) Sub- Advisory Agreement (Delaware)

 9. Exhibit 28(d)(9) Sub- Advisory Agreement (Delaware Foundation Funds)

 10. Exhibit 28(d)(10) Sub- Advisory Agreement (Delaware - LVIP Delaware Diversified Floating Rate Fund)

 11. Exhibit 28(d)(11) Sub- Advisory Agreement (Franklin)

 12. Exhibit 28(d)(12) Sub- Advisory Agreement (Mondrian - LVIP Global Income
Fund)

 13. Exhibit 28(d)(13) Sub- Advisory Agreement (J.P. Morgan)

 14. Exhibit 28(d)(14) Sub- Advisory Agreement (Janus)

 15. Exhibit 28(d)(15) Sub- Advisory Agreement (MFS - LVIP MFS International Growth Fund)

 16. Exhibit 28(d)(16) Sub- Advisory Agreement (MFS - LVIP MFS Value Fund)

 17. Exhibit 28(d)(17) Sub- Advisory Agreement (Wellington)

 18. Exhibit 28(d)(18) Sub- Advisory Agreement (Mondrian - LVIP Mondrian International Value Fund)

 19. Exhibit 28(d)(19) Sub- Advisory Agreement (SSgA - LVIP SSgA Funds)

 20. Exhibit 28(d)(20) Sub- Advisory Agreement (SSgA - LVIP SSgA Global Tactical Allocation Fund)

 21. Exhibit 28(d)(21) Sub- Advisory Agreement (T. Rowe Price - LVIP T. Rowe Price Growth Stock Fund)

 22. Exhibit 28(d)(22) Sub- Advisory Agreement (T. Rowe Price - LVIP T. Rowe Price Structured Mid-Cap Growth Fund)

 23. Exhibit 28(d)(23) Sub- Advisory Agreement (Templeton)

 24. Exhibit 28(d)(24) Sub- Advisory Agreement (Turner)

 25. Exhibit 28(d)(25) Sub- Advisory Agreement (MetWest)

 26. Exhibit 28(h)(2) Administration Agreement

 27. Exhibit 28(h)(26) Expense Limitation Agreement (LVIP Risk-Based Funds)

 28. Exhibit 28(h)(10)(b) Amendment - FPA (LNL)

 29. Exhibit 28(h)(11)(b) Amendment - FPA (LNY)

 30. Exhibit 28(m)(2) Distribution Services Agreement

 31. Exhibit 28(n) Multiple Class Plan

The sole purpose of this Post-Effective Amendment filing is to file revisions to Items 29, 31, and 33 of Part C and to file new exhibits for Item 28. Parts A and B are incorporated herein by reference to Post-Effective Amendment Nos. 125, 126, 127, 129, 130, and 131 to the Registration Statement, filed on Forms N-1A on April 9, 11, and 12, 2012, pursuant to Section 8(a) of the Securities Act of 1933, as amended.

Part C - Other Information

Item 28(a) - Articles of Incorporation

Agreement and Declaration of Trust of Lincoln Variable insurance Products Trust incorporated herein by reference to Post-Effective Amendment No. 13 (File No. 33-70742) filed on April 4, 2003.

Item 28(b) - By-laws

By-Laws of Lincoln Variable Insurance Products Trust, as amended, incorporated herein by reference to Post-Effective Amendment No. 121 (File No. 33-70742) filed on January 24, 2012.

Item 28(c) - Instruments Defining Rights of Security Holders

1. By-Laws of Lincoln Variable Insurance Products Trust, as amended, Articles II, VII and VIII incorporated herein by reference to Post-Effective Amendment No. 121 (File No. 33-70742) filed on January 24, 2012.

2. Agreement and Declaration of Trust of Lincoln Variable Insurance Products Trust, Articles III, V, and VI incorporated herein by reference to Post-Effective Amendment No. 13 (File No. 33-70742) filed on April 4, 2003.


Item 28(d) - Investment Advisory Contracts

1. a. Investment Management Agreement dated April 30, 2007, as amended, between Lincoln Variable Insurance Products Trust and Lincoln Investment Advisors Corporation incorporated herein by reference to Post-Effective Amendment No. 125
     (File No. 33-70742) filed on April 9, 2012.

   b. Amendment dated April 30, 2010 (LVIP Master-Feeder Funds only) to Investment Management Agreement incorporated herein by reference to Post-Effective Amendment No. 86 (File No. 33-70742) filed on April 27, 2010.

2. Investment Management Agreement dated June 5, 2007 between Lincoln Variable Insurance Products Trust and Lincoln Investment Advisors Corporation (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

3. Sub-Advisory Agreement dated June 5, 2007 between Lincoln Investment Advisors Corporation and BAMCO, Inc. (LVIP Baron Growth Opportunities Fund) filed herein as Exhibit 28(d)(3).

4. Sub-Advisory Agreement dated April 30, 2010 between Lincoln Investment Advisors Corporation and BlackRock Financial Management, Inc. (LVIP BlackRock Inflation Protected Bond Fund) filed herein as Exhibit 28(d)(4).

5. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and Wellington Management Company, LLP (LVIP Capital Growth Fund) filed herein as Exhibit 28(d)(5).

6. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and Cohen & Steers Capital Management, Inc. (LVIP Cohen & Steers Global Real Estate Fund) filed herein as Exhibit 28(d)(6).

7. Sub-Advisory Agreement dated April 30, 2010 between Lincoln Investment Advisors Corporation and Columbia Management Investment Advisers, LLC (LVIP Columbia Value Opportunities Fund) filed herein as Exhibit 28(d)(7).

8. Sub-Advisory Agreement dated January 4, 2010 between Lincoln Investment Advisors Corporation and Delaware Management Company (LVIP Delaware Bond, LVIP Delaware Growth and Income, LVIP Delaware Social Awareness, LVIP Delaware Special Opportunities and LVIP Money Market Funds) filed herein as
   Exhibit 28(d)(8).

9. Sub-Advisory Agreement dated January 4, 2010 between Lincoln Investment Advisors Corporation and Delaware Management Company (LVIP Delaware Foundation Conservative Allocation, LVIP Delaware Foundation Moderate Allocation, LVIP Delaware Foundation Aggressive Allocation Funds) filed herein as Exhibit 28(d)(9).

10. Sub-Advisory Agreement dated May 1, 2010 between Lincoln Investment Advisors Corporation and Delaware Management Company (LVIP Delaware Diversified Floating Rate Fund) filed herein as Exhibit 28(d)(10).

11. Sub-Advisory Agreement dated May 1, 2009 between Lincoln Investment Advisors Corporation and Franklin Advisers, Inc. (LVIP Global Income Fund) filed herein as Exhibit 28(d)(11).

12. Sub-Advisory Agreement dated July 12, 2011 between Lincoln Investment Advisors Corporation and Mondrian Investment Partners Limited (LVIP Global Income Fund) filed herein as Exhibit 28(d)(12).

13. Sub-Advisory Agreement dated April 30, 2010 between Lincoln Investment Advisors Corporation and J.P. Morgan Investment Management, Inc. (LVIP J.P. Morgan High Yield Fund) filed herein as Exhibit 28(d)(13).

14. Sub-Investment Management Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and Janus Capital Management LLC (LVIP Janus Capital Appreciation Fund) filed herein as Exhibit 28(d)(14).

15. Sub-Advisory Agreement dated October 1, 2010 between Lincoln Investment Advisors Corporation and Massachusetts Financial Services Company (LVIP MFS International Growth Fund) filed herein as Exhibit 28(d)(15).

16. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and Massachusetts Financial Services Company (LVIP MFS Value Fund) filed herein as Exhibit 28(d)(16).

17. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and Wellington Management Company, LLP (LVIP Mid-Cap Value Fund) filed herein as Exhibit 28(d)(17).

18. Sub-Advisory Agreement dated July 12, 2011 between Lincoln Investment Advisors Corporation and Mondrian Investment Partners Limited (LVIP Mondrian International Value Fund) filed herein as Exhibit 28(d)(18).

19. Sub-Advisory Agreement between Lincoln Investment Advisors Corporation and SSgA Funds Management, Inc. (LVIP SSgA S&P 500, LVIP SSgA Bond Index, LVIP Small-Cap, LVIP SSgA International Index, LVIP SSgA Large-Cap 100, LVIP SSgA Small-Mid Cap 200, LVIP SSgA Developed International, and LVIP SSgA Emerging Markets 100 Funds) filed herein as Exhibit 28(d)(19).

20. Sub-Advisory Agreement dated July 30, 2010 between Lincoln Investment Advisors Corporation and SSgA Funds Management, Inc. (LVIP SSgA Global Tactical Allocation Fund) filed herein as Exhibit 28(d)(20).

21. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and T. Rowe Price Associates, Inc. (LVIP T. Rowe Price Growth Stock Fund) filed herein as Exhibit 28(d)(21).

22. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and T. Rowe Price Associates, Inc. (LVIP T. Rowe Price Structured Mid-Cap Growth Fund) filed herein as Exhibit 28(d)(22).

23. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and Templeton Global Advisers Limited (LVIP Templeton Growth Fund) filed herein as Exhibit 28(d)(23).

24. Sub-Advisory Agreement dated April 30, 2007 between Lincoln Investment Advisors Corporation and Turner Investment Partners, Inc. (LVIP Turner Mid-Cap Growth Fund) filed herein as Exhibit 28(d)(24).

25. Sub-Advisory Agreement dated October 1, 2009 between Lincoln Investment Advisors Corporation and Metropolitan West Capital Management, LLC (LVIP Wells Fargo Intrinsic Value Fund) filed herein as Exhibit 28(d)(25).

26. Extension of Certain Advisory Fee Waivers and Expense Reimbursements dated August 1, 2011 (LVIP Cohen & Steers Global Real Estate, LVIP Columbia Value Opportunities, LVIP Janus Capital Appreciation, LVIP MFS International Growth Fund, LVIP Mid-Cap Value Fund, LVIP SSgA Developed International, LVIP SSgA Emerging Markets 100, LVIP SSgA Large Cap 100,
  LVIP SSgA Small-Mid Cap 200, LVIP Turner Mid-Cap Growth, and LVIP Wells
     Fargo Intrinsic Value Funds) incorporated herein by reference to Post-Effective Amendment No. 125 (File No. 33-70742) filed on April 9, 2012.

27. Advisory Fee Waiver Agreement effective July 30, 2010 (LVIP American Balanced Allocation, LVIP American Growth Allocation, and LVIP American Income Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 92 (File No. 33-70742) filed on July 30, 2010.

28. Advisory Fee Waiver Agreement effective April 30, 2007 (LVIP Cohen & Steers Global Real Estate Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

29. Advisory Fee Waiver Agreement effective September 15, 2010 (LVIP Columbia Value Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 125 (File No. 33-70742) filed on April 9, 2012.

30. Advisory Fee Waiver Agreement effective May 1, 2009 (LVIP Delaware Foundation Conservative Allocation, LVIP Delaware Foundation Moderate Allocation, and LVIP Delaware Aggressive Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 59 (File No. 33-70742) filed on March 20, 2009.

31. Advisory Fee Waiver Agreement effective April 29, 2011 (LVIP Dimensional U.S. Equity Fund, LVIP Dimensional Non-U.S. Equity Fund, LVIP Total Bond Fund, LVIP Vanguard Domestic Equity ETF Fund, LVIP Vanguard International Equity ETF Fund) incorporated herein by reference to Post-Effective Amendment No. 106 (File No. 33-70742) filed on April 15, 2010.

32. Advisory Fee Waiver effective May 1, 2009 (LVIP Global Income Fund) incorporated herein by reference to Post-Effective Amendment No. 63 (File No. 33-70742) filed on April 16, 2009.

33. Advisory Fee Waiver Agreement effective May 1, 2009 (LVIP Janus Capital Appreciation Fund) incorporated herein by reference to Post-Effective Amendment No. 61 (File No. 33-70742) filed on April 15, 2009.

34. Advisory Fee Waiver Agreement effective October 1, 2010 (LVIP MFS International Growth Fund) incorporated herein by reference to Post-Effective Amendment No. 98 (File No. 33-70742) filed on April 6, 2011.

35. Advisory Fee Waiver Agreement effective December 8, 2010 (LVIP MFS Value
     Fund) incorporated herein by reference to Post-Effective Amendment No. 98 (File No. 33-70742) filed on April 6, 2011.

                                      B-2

36. Advisory Fee Waiver Agreement effective October 1, 2009 (LVIP Mid-Cap Value
    Fund) incorporated herein by reference to Post-Effective Amendment No. 82 (File No. 33-70742) filed on April 15, 2010.

37. Advisory Fee Waiver Agreement effective February 20, 2009 (LVIP Money Market Fund) incorporated herein by reference to Post-Effective Amendment
No. 71 (File No. 33-70742) filed on January 29, 2010.

38. Advisory Fee Waiver Agreement effective April 30, 2008 (LVIP SSgA Bond Index, LVIP SSgA Developed International 150, LVIP SSgA Emerging Markets 100, LVIP Large Cap 100, LVIP SSgA Small-Mid Cap 200 Funds) incorporated herein by reference to Post-Effective Amendment No. 61 (File No. 33-70742) filed on April 15, 2009.

39. Advisory Fee Waiver Agreement effective July 30, 2010 (LVIP SSgA Conservative Index Allocation, LVIP SSgA Moderate Index Allocation, LVIP SSgA Moderately Aggressive Index Allocation, LVIP SSgA Conservative Structured Allocation, LVIP SSgA Moderate Structured Allocation, LVIP SSgA Moderately Aggressive Structured Allocation) incorporated herein by reference to Post-Effective Amendment No. 91 (File No. 33-70742) filed on July 29, 2010.

40. Advisory Fee Waiver Agreement effective April 30, 2011 (LVIP SSgA International Index Fund) incorporated herein by reference to Post-Effective Amendment No. 98 (File No. 33-70742) filed on April 6, 2011.

41. Advisory Fee Waiver Agreement effective April 30, 2007 (LVIP T. Rowe Price Structured Mid-Cap Growth Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

42. Advisory Fee Waiver Agreement effective May 1, 2009 (LVIP Turner Mid-Cap Growth Fund) incorporated herein by reference to Post-Effective Amendment No. 61 (File No. 33-70742) filed on April 15, 2009.

43. Advisory Fee Waiver Agreement effective October 1, 2009 (LVIP Wells Fargo Intrinsic Value Fund) incorporated herein by reference to Post-Effective Amendment No. 71 (File No. 33-70742) filed on January 29, 2010.

Item 28(e) - Underwriting Contracts

Principal Underwriting Agreement dated January 1, 2012 between Lincoln Variable Insurance Products Trust and Lincoln Financial Distributors, Inc. incorporated herein by reference to Post-Effective Amendment No. 125 (File No. 33-70742) filed on April 9, 2012.

Item 28(f) - Bonus or Profit Sharing Contracts

N/A

Item 28(g) - Custodian Agreements

Mutual Fund Custody and Services Agreement dated August 31, 2007, as amended, by and between Lincoln Variable Insurance Products Trust and Mellon Bank, N.A. incorporated herein by reference to Post-Effective amendment No. 123 (File No. 33-70742) filed on March 1, 2012.

Item 28(h) - Other Material Contracts

1. Fund Accounting and Financial Administration Services Agreement dated October 1, 2007, as amended, between Lincoln Variable Insurance Products Trust and Mellon Bank, N.A. incorporated herein by reference to Post-Effective Amendment No. 50 (File No. 33-70742) filed on March 20, 2009.

2. Administration Agreement dated January 1, 2012, as amended, between Lincoln Variable Insurance Products Trust and The Lincoln National Life Insurance Company filed herein as Exhibit 28(h)(2).

3. Form of Indemnification Agreement incorporated herein by reference to Post-Effective Amendment No. 125 (File No. 33-70742) filed on April 9, 2012.

4. a. Consulting Agreement effective August 1, 2010, as amended, between Lincoln Investment Advisors Corporation and Wilshire Associates Incorporated incorporated herein by reference to Post-Effective Amendment No. 92 filed on July 30, 2010.

   b. Form of Amendment to Consulting Agreement (Wilshire) incorporated herein by reference to Post-Effective Amendment No. 121 (File No. 33-70742) filed on January 24, 2012.

5. a. Amended and Restated Consulting Agreement between Lincoln Investment Advisors Corporation and Milliman, Inc. incorporated herein by reference to Post-Effective Amendment No. 3 (Lincoln Advisors Trust; File No. 333-175622) filed on January 20, 2012.

   b. Assignment effective February 3, 2012 to Milliman Financial Risk Management LLC of Amended and Restated Consulting Agreement incorporated herein by reference to Post-Effective Amendment No. 123 (File No. 33-70742) filed on March 1, 2012.

6. Consulting Agreement dated April 29, 2011 between Lincoln Investment Advisors Corporation and Dimensional Fund Advisors LP (LVIP Dimensional U.S. Equity, LVIP Dimensional Non-U.S. Equity, and LVIP Dimensional/Vanguard Total Bond Funds) incorporated herein by reference to Post-Effective Amendment No. 129 (File No. 33-7-742) filed on April 11, 2012.


                                      B-3

7. Consulting Agreement dated April 29, 2011 between Lincoln Investment Advisors Corporation and Vanguard Group Inc. (LVIP Vanguard International Equity ETF, LVIP Vanguard Domestic Equity ETF, and LVIP Dimensional/Vanguard Total Bond Funds) incorporated herein by reference to Post-Effective Amendment No. 129 (File No. 33-7-742) filed on April 11, 2012.

8. Consulting Agreement dated July 30, 2010 between Lincoln Investment Advisors Corporation and SSgA Funds Management, Inc. (LVIP SSgA Conservative Index Allocation, LVIP SSgA Moderate Index Allocation, LVIP SSgA Moderately Aggressive Index Allocation, LVIP SSgA Conservative Structured Allocation, LVIP SSgA Moderate Structured Allocation, LVIP SSgA Moderately Aggressive Structured Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 91 (File No. 33-70742) filed on July 29, 2010.


9. Administrative Services Agreement effective July 30, 2010 between Capital Research and Management Company and Lincoln Investment Advisors Corporation (LVIP American Balanced Allocation, LVIP American Growth Allocation, LVIP American Income Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 106 (File No. 33-70742) filed on April 15, 2011.

10. a. Fund Participation Agreement dated May 1, 2003, as amended, between The Lincoln National Life Insurance Company and Lincoln Variable Insurance Products Trust incorporated herein by reference to Post-Effective
     Amendment 21 File No. 333-68842) filed on Form N-14 on April 3, 2009.
 b. Amendment to Fund Participation Agreement (Lincoln Life) filed herein as
      Exhibit 28(d)(10)(b).

11. a. Fund Participation Agreement dated May 1, 2003, as amended, between Lincoln Life & Annuity Company of New York and Lincoln Variable Insurance Products Trust Post-Effective Amendment No. 6 (333-145531) on Form N-4 on April 9, 2009.

     b. Amendment to Fund Participation Agreement (Lincoln New York) filed herein as Exhibit 28(d)(11)(b).

12. Fund Participation Agreement dated May 1, 2003, as amended, between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Inc., Lincoln Investment Advisors Corporation, and First-Great West Life & Annuity Insurance Company (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

13. Fund Participation Agreement dated June 5, 2007 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Inc., Lincoln Investment Advisors Corporation, and Nationwide Financial Services, Inc. (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

14. Fund Participation Agreement dated June 5, 2007 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Inc., Lincoln Investment Advisors Corporation, and New York Life Insurance and Annuity Corporation (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

15. Fund Participation Agreement dated June 5, 2007 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Inc., Lincoln Investment Advisors and RiverSource Life Insurance Company (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

16. Fund Participation Agreement dated June 5, 2007 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Inc., Lincoln Investment Advisors Corporation, and Standard Insurance Company (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

17. Fund Participation Agreement (Fund of Funds) dated July 30, 2010 between Lincoln Variable Insurance Products Trust, The Lincoln National Life Insurance Company, Lincoln Life & Annuity Company of New York, Lincoln Investment Advisors Corporation, American Funds Insurance Series, Capital Research and Management Company, and American Funds Service Company (LVIP American Balanced Allocation, LVIP American Growth Allocation, and LVIP American Income Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 104 (File No. 33-70742) filed on April 12, 2011.

18. Fund Participation Agreement dated June 12, 2009 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Lincoln Investment Advisors Corporation, and AIG Life Insurance Company (LVIP Delaware Foundation Moderate Allocation Fund only) incorporated herein by reference to Post-Effective Amendment No. 99 (File No. 33-70742) filed on April 6, 2011.

19. a. Fund Participation Agreement dated June 12, 2009 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Lincoln Investment Advisors Corporation, and American International Life Assurance Company of New York (LVIP Delaware Foundation Moderate Allocation Fund only) incorporated herein by reference to Post-Effective Amendment No. 99 (File No. 33-70742) filed on April 6, 2011.

   b. Assignment dated November 30, 2010 of Fund Participation Agreement (LVIP Delaware Foundation Moderate Allocation Fund only) to United States Life Insurance Company in the City of New York incorporated herein by reference to Post-Effective Amendment No. 99 (File No. 33-70742) filed on April 6, 2011.

                                      B-4

20. Fund Participation Agreement dated May 28, 2009 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Lincoln Investment Advisors Corporation, and Commonwealth Annuity and Life Insurance Company (LVIP Delaware Foundation Moderate Allocation Fund only) incorporated herein by reference to Post-Effective Amendment No. 99 (File No. 33-70742) filed on April 6, 2011.

21. Fund Participation Agreement dated May 28, 2009 between Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Lincoln Investment Advisors Corporation, and First Allmerica Life Insurance Company (LVIP Delaware Foundation Moderate Allocation Fund only) incorporated herein by reference to Post-Effective Amendment No. 99 (File No. 33-70742) filed on April 6, 2011.

22. Master Fund Participation Agreement dated June 30, 2010 between Lincoln Variable Insurance Products Trust, The Lincoln National Life Insurance Company, Lincoln Life & Annuity Company of New York, American Funds Insurance Series, Capital Research and Management Company, and American Funds Service Company (LVIP Master-Feeder Funds) incorporated herein by reference to Post-Effective Amendment No. 103 (File No. 33-70742) filed on April 12, 2011.

23. Expense Limitation Agreement dated June 5, 2007 between The Lincoln National Life Insurance Company and Lincoln Variable Insurance Products Trust (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

24. Expense Limitation Agreement dated April 30, 2010 between The Lincoln National Life Insurance Company and Lincoln Variable Insurance Products Trust (LVIP BlackRock Inflation Protected Bond Fund, LVIP Delaware Diversified Floating Rate Fund, LVIP J.P. Morgan High Yield Fund) incorporated herein by reference to Post-Effective Amendment No. 83 (File No. 33-70742) filed on April 19, 2010.

25. Expense Limitation Agreement dated May 1, 2010, as amended, between Lincoln Investment Advisors Corporation and Lincoln Variable Insurance Products Trust (LVIP Mid-Cap Value Fund only) incorporated herein by reference to Post-Effective Amendment No. 82 (File No. 33-70742) filed on April 15, 2010.

26. Expense Limitation Agreement dated April 30, 2012 between Lincoln Investment Advisors Corporation and Lincoln Variable Insurance Products Trust (LVIP Risk-Based Funds) filed herein as Exhibit 28(h)(26).

27. Expense Limitation Agreement dated July 30, 2010 between Lincoln Investment Advisors Corporation and Lincoln Variable Insurance Products Trust (LVIP American Balanced Allocation, LVIP American Growth Allocation, and LVIP American Income Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 92 (File No. 33-70742) filed on July 30,
    2010.

28. Expense Limitation Agreement dated April 29, 2011 between The Lincoln National Life Insurance Company and Lincoln Variable Insurance Products Trust (LVIP Dimensional U.S. Equity, LVIP Dimensional Non-U.S. Equity, LVIP Vanguard Domestic Equity ETF, LVIP Vanguard International Equity ETF, and LVIP Dimensional/Vanguard Total Bond Funds) filed incorporated herein by reference to Post-Effective Amendment No. 106 (File No. 33-70742) filed on April 15, 2011.

29. Expense Limitation Agreement dated May 1, 2009 between Lincoln Investment Advisors Corporation and Lincoln Variable Insurance Products Trust (LVIP Delaware Foundation Conservative Allocation, LVIP Delaware Foundation Moderate Allocation, and LVIP Delaware Foundation Aggressive Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 59 (File No. 33-70742) filed on March 20, 2009.

30. Expense Limitation Agreement dated April 30, 2010 between Lincoln Investment Advisors Corporation and Lincoln Variable Insurance Products Trust (LVIP Master-Feeder Funds) incorporated herein by reference to Post-Effective Amendment No. 86 (File No. 33-70742) filed on April 27, 2010.

31. Expense Limitation Agreement dated July 30, 2010 between Lincoln Investment Advisors Corporation and Lincoln Variable Insurance Products Trust (LVIP SSgA Conservative Index Allocation, LVIP SSgA Moderate Index Allocation, LVIP SSgA Moderately Aggressive Index Allocation, LVIP SSgA Conservative Structured Allocation, LVIP SSgA Moderate Structured Allocation, LVIP SSgA Moderately Aggressive Structured Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 91 (File No. 33-70742) filed on July 29, 2010.

32. Expense Limitation Agreement dated April 29, 2011 between between Lincoln Investment Advisors Corporation and Lincoln Variable Insurance Products Trust (LVIP Target Maturity Funds) incorporated herein by reference to Post-Effective Amendment No. 108 (File No. 33-70742) filed on April 21, 2011.

Item 28(i) - Legal Opinion

1. Opinion of Counsel dated April 4, 2003 regarding issuance of shares incorporated herein by reference to Post-Effective Amendment No. 19 (File No. 33-70742) filed on April 5, 2006.

2. Opinion of Counsel dated April 27, 2007 regarding issuance of shares incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.


                                      B-5

Item 28(j) - Other Opinions

1. Power of Attorney (LVIP Trust) dated December 5, 2011 incorporated herein by reference to Post-Effective Amendment No. 121 filed on January 24, 2012.

2. Consent of Independent Registered Public Accounting Firm (LVIP Equity Funds) incorporated herein by reference to Post-Effective Amendment No. 125 (File No. 33-70742) filed on April 9, 2012.

3. Consent of Independent Registered Public Accounting Firm (LVIP Fixed Income Funds) incorporated herein by reference to Post-Effective Amendment No 126
(File No. 33-70742) filed on April 9, 2012.

4. Consent of Independent Registered Public Accounting Firm (LVIP Master-Feeder Funds) incorporated herein by reference to Post-Effective Amendment No.
127 (File No. 33-70742) filed on April 9, 2012.

5. Consent of Independent Registered Public Accounting Firm (LVIP Asset Allocation Funds) incorporated herein by reference to Post-Effective Amendment No. 129 (File No. 33-70742) filed on April 11, 2012.

6. Consent of Independent Registered Public Accounting Firm (LVIP Risk-Based Funds) incorporated herein by reference to Post-Effective Amendment No.
130 (File No. 33-70742) filed on April 11, 2012.

7. Consent of Independent Registered Public Accounting Firm (LVIP Target Maturity Funds) incorporated herein by reference to Post-Effective
Amendment No. 131 (File No. 33-70742) filed on April 12, 2012.

Item 28(k) - Omitted Financial Statements

N/A

Item 28(l) - Initial Capital Agreements

N/A

Item 28(m) - Rule 12b-1 Plan

1. Service Class Distribution and Service Plan incorporated herein by reference to Post-Effective Amendment No. 123 (File No.33-70742) filed on March 1,
2012.

2. Distribution Services Agreement between Lincoln Variable Insurance Products Trust and Lincoln Financial Distributors, Inc. filed herein as Exhibit 28(m)(2).

Item 28(n) - Rule 18f-3 Plan

Multiple Class Plan dated April 29, 2011 (excluding LVIP Master-Feeder Funds) filed herein as Exhibit 28(n).

Item 28(o) - Reserved

N/A

Item 28(p) - Codes of Ethics

1. Code of Ethics for Lincoln Variable Insurance Products Trust and Lincoln Investment Advisors Corporation dated September 12, 2011 incorporated herein by reference to Post-Effective Amendment No. 121 (File No. 33-70742) filed on January 24, 2012.

2. Code of Ethics for Lincoln Financial Distributors, Inc. effective December 2010 incorporated herein by reference to Post-Effective Amendment No. 123 (File No. 33-70742) filed on March 1, 2012.

3. Code of Ethics for BAMCO, Inc. dated October 12, 2005 (LVIP Baron Growth Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 35 (File No. 33-70742) filed on April 17, 2007.

4. Code of Ethics for BlackRock Financial Management, Inc. (LVIP BlackRock Inflation Protected Bond Fund) incorporated herein by reference to Post-Effective Amendment No. 69 (File No. 33-70742) filed on January 20, 2010.

5. Code of Ethics for Cohen & Steers dated October 1, 2009 (LVIP Cohen & Steers Global Real Estate Fund) incorporated herein by reference to Post-Effective Amendment No. 71 (File No. 33-70742) filed on January 29, 2010.

6. Code of Ethics dated May 1, 2010 (LVIP Columbia Value Opportunities Fund) incorporated herein by reference to Post-Effective Amendment No. 98 (File No. 33-70742) filed on April 6, 2011.

7. Code of Ethics for Delaware Investments (LVIP Delaware Bond, LVIP Delaware Growth and Income, LVIP Money Market, LVIP Delaware Social Awareness, LVIP Delaware Special Opportunities, LVIP Delaware Foundation Aggressive Allocation, LVIP Delaware Foundation Conservative Allocation, LVIP Delaware Foundation Moderate Allocation, and LVIP Delaware Diversified Floating Rate Funds) incorporated herein by reference to Post-Effective Amendment No. 51 (File No. 33-70742) filed on December 22, 2008.


                                      B-6

8. Code of Ethics for J.P. Morgan Investment Management, Inc. (LVIP J.P. Morgan High Yield Fund) incorporated herein by reference to Post-Effective Amendment No. 69 (File No. 33-70742) filed on January 20, 2010.

9. Code of Ethics for Janus Capital Group dated December 14, 2007 (LVIP Janus Capital Appreciated Fund) incorporated herein by reference to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

10. Code of Ethics for Metropolitan West Capital Management, LLC effective December 2008 (LVIP Wells Fargo Intrinsic Value Fund) incorporated herein by reference to Post-Effective Amendment No. 71 (File No. 33-70742) filed on January 29, 2010.

11. Code of Ethics for MFS Management dated February 22, 2010 (LVIP MFS Value Fund and LVIP MFS International Growth Fund) incorporated herein by reference to Post-Effective Amendment No. 98 (File No. 33-70742) filed on April 6, 2011.

12. Code of Ethics for Mondrian Investment Partners Limited dated September 1, 2005 (LVIP Mondrian International Fund and LVIP Global Income Fund) incorporated herein by reference to Post-Effective Amendment No. 19 (File No. 33-70742) filed on April 5, 2006.

13. Code of Ethics for SSgA Funds Management, Inc. dated November 1, 2009 (LVIP SSgA Funds) incorporated herein by reference to Post-Effective Amendment No. 82 (File No. 33-70742) filed on April 15, 2010.

14. Code of Ethics for T. Rowe Price Group, Inc. dated March 1, 2008 (LVIP T. Rowe Price Structured Mid Cap Growth Fund, LVIP T. Rowe Price Growth Stock
    Fund) incorporated herein by referenced to Post-Effective Amendment No. 41 (File No. 33-70742) filed on April 15, 2008.

15. Code of Ethics for Templeton Global Advisors Limited effective July 2008 (LVIP Templeton Growth Fund, LVIP Global Income Fund) incorporated herein by reference to Post-Effective Amendment No. 53 (File No. 33-70742) filed on January 27, 2009.

16. Code of Ethics for Turner Investment Partners, Inc. dated February 1, 2005 (LVIP Turner Mid-Cap Growth Fund) incorporated herein by reference to Post-Effective Amendment No. 22 (File No. 33-70742) filed on December 21, 2006.

Item 29. Persons Controlled by or Under Common Control with Registrant

A diagram of all persons under common control with the Registrant is incorporated by reference to Post-Effective Amendment No. 3 of the Registration Statement of The Lincoln National Life Insurance Company filed on Form N-4 (File No. 333-170695) on March 30, 2012.

See also"Purchase and Sale of Fund Shares" in the Prospectus disclosure forming Part A of this Registration Statement and "Control Persons and Principal Holders of Securities" in the Statement of Additional Information disclosure forming Part B of this Registration Statement. As of the date of this Post-Effective Amendment, the shareholders of the Trust are The Lincoln National Life Insurance Company for its Variable Annuity Accounts C, E, H, L, N, Q, T, W, JL-A, JF-I, and JF-II; and for its Flexible Premium Variable Life Accounts D, G, K, M, R, S, Y, JF-A, and JA-C; and for its Separate Account A; and Lincoln Life & Annuity Company of New York for its Variable Annuity Accounts C, H, L, and N and for its Flexible Premium Variable Life Accounts M, R, S, Y, and JA-B; and certain non-registered separate accounts of The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York. Shareholders of the Trust may also include certain unaffiliated insurance companies with respect to the LVIP Baron Growth Opportunities Fund, LVIP Delaware Foundation (Reg. TM) Moderate Allocation Fund, LVIP SSgA Bond Index Fund, LVIP SSgA Developed International 150 Fund, LVIP SSgA Emerging Markets 100 Fund, and LVIP SSgA International Index Fund. Certain "fund of funds" of the Trust may also invest in other of the Trust's series of funds.

No persons are controlled by the Registrant.

Item 30. Indemnification

As permitted by Sections 17(h) and 17(i) of the Investment Company Act of 1940 and pursuant to Article VII, Section 2 of the Trust's Agreement and Declaration of Trust [Exhibit 28(a) to the Registration Statement] and Article VI of the Trust's By-Laws [Exhibit 28(b) to the Registration Statement], officers, trustees, employees and agents of the Registrant will not be liable to the Registrant, any stockholder, officer, director, trustee, employee, agent or other person for any action or failure to act, except for bad faith, willful misfeasance, gross negligence or reckless disregard of duties, and those individuals may be indemnified against liabilities in connection with the Registrant, subject to the same exceptions. Subject to the standards set forth in the governing instrument of the Trust, Section 3817 of Title 12, Part V, Chapter 38, of the Delaware Code permits indemnification of trustees or other persons from and against all claims and demands. The Independent Trustees have entered into an Indemnification Agreement with the Trust which obligates the Trust to indemnify the Independent Trustees in certain situations and which provides the procedures and presumptions with respect to such indemnification obligations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (1933 Act) may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in connection with the successful defense of


                                      B-7

any action, suit or proceeding) is asserted against the Registrant by such trustee, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

The Registrant will purchase an insurance policy insuring its officers, trustees and directors against liabilities, and certain costs of defending claims against such officers and directors, to the extent such officers and directors are not found to have committed conduct constituting willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. The insurance policy will also insure the Registrant against the cost of indemnification payments to officers and trustees under certain circumstances.

Section 9 of the Investment Management Agreements [Exhibits 28(d)(1) and (2) to the Registration Statement] limits the liability of Lincoln Investment Advisors Corporation (LIAC or the "Adviser") to liabilities arising from willful misfeasance, bad faith or gross negligence in the performance of its respective duties or from reckless disregard by LIAC of its respective obligations and duties under the agreement. Certain other agreements to which the Trust is a party also contain indemnification provisions.

The Registrant hereby undertakes that it will apply the indemnification provisions of its By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretations of Sections 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 31. Business and Other Connections of Investment Adviser

Information pertaining to any business and other connections of Registrant's Adviser, LIAC, is hereby incorporated by reference from the sections captioned "Investment Adviser" or "Investment Adviser and Sub-Adviser" in the Prospectus and Statement of Additional Information (SAI) disclosures forming Parts A and B, respectively, of this Registration Statement, and Item 7 of Part II of LIAC's Form ADV filed separately with the Securities and Exchange Commission.

Information regarding any business and other connections of the Registrant's sub-advisers (collectively, the "Sub-Advisers"): BAMCO, Inc., BlackRock Financial Management, Inc., Cohen & Steers Capital Management, Inc., Columbia Management Investment Advisers, Delaware Management Company, Franklin Advisers, Inc., J.P. Morgan Investment Management Inc., Janus Capital Management LLC, LLC, Metropolitan West Capital Management, LLC, Mondrian Investment Partners Limited, SSgA Funds Management, Inc., Massachusetts Financial Services Company,
T. Rowe Price Associates, Inc., Templeton Investment Counsel, LLC, Turner Investment Partners, Inc.,and Wellington Management Company, LLP, is incorporated by reference from the sections captioned "Investment Adviser and Sub-Advisers" of the Prospectus and SAI disclosures forming Parts A and B, respectively, of this Registration Statement and Item 7 of Part II of the Sub-Advisers' Forms ADV filed separately with the Securities and Exchange Commission.

Information concerning the other businesses, professions, vocations, and employment of a substantial nature during the past two years of the directors and officers of the Adviser and Sub-Advisers is incorporated by reference to Schedules A and D of the Adviser's Form ADV and the respective Forms ADV for the Sub-Advisers.

Item 32. Principal Underwriters

(a) Lincoln Financial Distributors, Inc. (LFD) currently serves as Principal Underwriter for the Trust. LFD also serves as the Principal Underwriter for: Lincoln Advisors Trust; Lincoln National Variable Annuity Account C; Lincoln Life Flexible Premium Variable Life Account D; Lincoln National Variable Annuity Account E; Lincoln Life Flexible Premium Variable Life Account F; Lincoln Life Flexible Premium Variable Life Account G; Lincoln National Variable Annuity Account H; Lincoln Life Flexible Premium Variable Life Account J; Lincoln Life Flexible Premium Variable Life Account K; Lincoln National Variable Annuity Account L; Lincoln Life Flexible Premium Variable Life Account M; Lincoln Life Variable Annuity Account N; Lincoln Life Variable Annuity Account Q; Lincoln Life Flexible Premium Variable Life Account R; Lincoln Life Flexible Premium Variable Life Account S; Lincoln Life Variable Annuity Account T; Lincoln Life Variable Annuity Account W; Lincoln Life Flexible Premium Variable Life Account Y; Lincoln Life Flexible Premium Variable Life Account Z; Lincoln Life Variable Annuity Account JL-A; Lincoln Life Variable Annuity Account JF-H; Lincoln Life Variable Annuity Account JF-I; and Lincoln Life Flexible Premium Variable Life Account JF-A; Lincoln Life Flexible Premium Variable Life Account JF-C.

   Lincoln Financial Distributors, Inc. also serves as Principal Underwriter for: Lincoln National Variable Annuity Account L; Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B; Lincoln Life & Annuity Flexible Premium Variable Life Account M; LLANY Separate Account N for Variable Annuities; LLANY Account Q for Variable Annuities; LLANY Separate Account R for Flexible Premium Variable Life Insurance; and LLANY Separate Account S for Flexible Premium Variable Life Insurance.

(b) Officers and Directors of Lincoln Financial Distributors, Inc.:

                                      B-8


Name                       Positions and Offices with Underwriter
------------------------   ------------------------------------------------------------
Wilford H. Fuller*         President, Chief Executive Officer and Director
Jeffrey D. Coutts          Treasurer
Patrick J. Caulfield**     Vice President and Chief Compliance Officer
Joel H. Schwartz*          Senior Vice President and Director
Keith J. Ryan***           Vice President and Chief Financial Officer
Thomas O'Neill*            Senior Vice President, Director and Chief Operating Officer
Linda E. Woodward***       Secretary

                * Principal Business address is Radnor Financial Center, 150 N. Radnor-Chester Road, Radnor PA 19087

         ** Principal Business address is 350 Church Street, Hartford, CT 06103

     *** Principal Business address is 1300 South Clinton Street, Ft. Wayne, IN 46802


(c) n/a


Item 33. Location of Accounts and Records

All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained by the investment adviser, Lincoln Investment Advisors Corporation, One Granite Place, Concord, New Hampshire, 03301 and 1300 South Clinton Street, Fort Wayne, Indiana 46802; and sub-advisers BAMCO, Inc., 767 Fifth Avenue, New York, New York 10153; BlackRock Financial Management, Inc., 40 East 52nd Street, New York, New York 10022; Cohen & Steers Capital Management, 280 Park Avenue, New York, New York 10017; Columbia Managment Investment Advisers, LLC, 100 Park Avenue, 8th Floor, New York, New York 10017; Delaware Management Company, 2005 Market Street, Philadelphia, Pennsylvania 19103; Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403-1906; J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167; Janus Capital Management LLC, 100 Fillmore Street, Denver, Colorado 80206; Massachusetts Financial Services Company, 500 Boylston Street, Boston, Massachusetts 02116; Metropolitan West Capital Management, LLC, 610 Newport Center Drive, Suite 1000, Newport Beach, California 92660; Mondrian Investment Partners Limited, 80 Cheapside, London EC2V6EE; SSgA Funds Management, Inc., One Lincoln Street, Boston, Massachusetts 02111; T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202; Templeton Investment Counsel, 500 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33394; Turner Investment Partners, Inc., 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312; and Wellington Management Company, LLP 75 State Street, Boston, Massachusetts 02111; the Trust's administrator, The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, Indiana 46802; the Trust's custodian, The Bank of New York Mellon, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258. Also, accounts, books, and other documents are maintained by The Bank of New York Mellon (the Trust's accounting services provider), 135 Santilli Highway, Everett, Massachusetts 02149-1950 and/or 1735 Market Street, 2nd Floor, Philadelphia, Pennsylvania 19103.

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

                                 SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 132 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Fort Wayne, and State of Indiana on this 30th day of April, 2012.


         LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

         By: /s/ Daniel R. Hayes
         ------------------------------------
         Daniel R. Hayes
         President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities indicated on April 30, 2012.


                                      B-9


Signature                        Title
/s/ Daniel R. Hayes              Chairman of the Board, President and Trustee
------------------------------
                                 (Principal Executive Officer)
Daniel R. Hayes
/s/ William P. Flory, Jr.        Chief Accounting Officer
------------------------------
                                 (Principal Accounting Officer and Principal Financial Officer)
William P. Flory, Jr.
*/s/ Michael D. Coughlin         Trustee
------------------------------
Michael D. Coughlin
*/s/ Nancy J. Frisby             Trustee
------------------------------
Nancy J. Frisby
*/s/ Elizabeth S. Hager          Trustee
------------------------------
Elizabeth S. Hager
*/s/ Gary D. Lemon               Trustee
------------------------------
Gary D. Lemon
*/s/ Thomas D. Rath              Trustee
------------------------------
Thomas D. Rath
*/s/ Kenneth G. Stella           Trustee
------------------------------
Kenneth G. Stella
*/s/ David H. Windley            Trustee
------------------------------
David H . Windley
*By: /s/ Jill R. Whitelaw        Attorney-in-Fact
 ---------------------------
  Jill R. Whitelaw

*Pursuant to a Power of Attorney incorporated herein by reference to Post-Effective Amendment No. 121 (File No. 33-70742) filed on January 24, 2012.

                    LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

EXHIBIT
INDEX
-------
28(d)(3)     Sub- Advisory Agreement (BAMCO)
28(d)(4)     Sub- Advisory Agreement (BlackRock)
28(d)(5)     Sub- Advisory Agreement (Wellington)
28(d)(6)     Sub- Advisory Agreement (Cohen & Steers)
28(d)(7)     Sub- Advisory Agreement (Columbia)
28(d)(8)     Sub- Advisory Agreement (Delaware)
28(d)(9)     Sub- Advisory Agreement (Delaware Foundation Funds)
28(d)(10)    Sub- Advisory Agreement (Delaware - LVIP Delaware Diversified
             Floating Rate Fund)
28(d)(11)    Sub- Advisory Agreement (Franklin)
28(d)(12)    Sub- Advisory Agreement (Mondrian - LVIP Global Income Fund)
28(d)(13)    Sub- Advisory Agreement (J.P. Morgan)
28(d)(14)    Sub- Advisory Agreement (Janus)
28(d)(15)    Sub- Advisory Agreement (MFS - LVIP MFS International Growth Fund)
28(d)(16)    Sub- Advisory Agreement (MFS - LVIP MFS Value Fund)
28(d)(17)    Sub- Advisory Agreement (Wellington)
28(d)(18)    Sub- Advisory Agreement (Mondrian - LVIP Mondrian International
             Value Fund)
28(d)(19)    Sub- Advisory Agreement (SSgA - LVIP SSgA Funds)
28(d)(20)    Sub- Advisory Agreement (SSgA - LVIP SSgA Global Tactical
             Allocation Fund)
28(d)(21)    Sub- Advisory Agreement (T. Rowe Price - LVIP T. Rowe Price Growth
             Stock Fund)
28(d)(22)    Sub- Advisory Agreement (T. Rowe Price - LVIP T. Rowe Price
             Structured Mid-Cap Growth Fund)
28(d)(23)    Sub- Advisory Agreement (Templeton)
28(d)(24)    Sub- Advisory Agreement (Turner)
28(d)(25)    Sub- Advisory Agreement (MetWest)
28(h)(2)     Administration Agreement
28(h)(10)(b) Amendment - FPA (LNL)
28(h)(11)(b) Amendment - FPA (LNY)
28(h)(26)    Expense Limitation Agreement (LVIP Risk-Based Funds)
28(m)(2)     Distribution Services Agreement
28(n)        Multiple Class Plan